UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) January 24, 2006

OUTBACK STEAKHOUSE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-15935	59-3061413
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (813) 282-1225

 Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❒  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❒  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On January 24, 2006, the Board of Directors of Outback Steakhouse, Inc. committed to a plan to sell the Company’s interest in the Paul Lee’s Chinese Kitchen (“PLCK”) joint venture to its partner. The Company has issued a related press release, filed as Exhibit 99.1 to this Form 8-K and incorporated by reference herein, which discusses the facts and circumstances surrounding this action. Upon closing the sale, the Company anticipates receiving a promissory note with a maximum principal amount of $2,000,000 due and payable February 1, 2011, with interest payable annually to the extent that cash flows from PLCK can fund those payments (any unpaid interest will increase the principal balance of the note). If PLCK is sold or liquidated prior to full payment of the note, the Company will receive, in full satisfaction of the note, 50% of the proceeds of sale or liquidation up to the outstanding principal and accrued and unpaid interest amounts under the note. Additionally, the Company will have a “reinvestment option” whereby at any time the note remains outstanding, the Company may acquire a 50% ownership interest in PLCK upon payment of 50% of all capital contributions made to PLCK by the other partner subsequent to the sale and an additional amount equal to the greater of $1,000,000 and 10% of the additional capital invested after the sale. The Company does not expect to incur material costs or future cash expenditures as a result of the sale.

Item 2.06	Material Impairments

In connection with the expected divestiture described in Item 2.05, and incorporated by reference herein, the Company will record estimated intangible and other asset impairments totaling approximately $8,000,000, net of minority partners’ interest, in its financial results for the fourth quarter of 2005.

In December 2005, the Company’s management committed to a plan to close three Outback Steakhouse restaurants. In conjunction with these closings and the identification of one additional Outback Steakhouse with impaired assets, the Company will record asset impairments totaling approximately $1,200,000 in its financial results for the fourth quarter of 2005.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits
Exhibit No.

99.1	Paul Lee’s Chinese Kitchen Press Release dated January 30, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OUTBACK STEAKHOUSE, INC.
(Registrant)

Date: January 30, 2006	By:	/s/ Dirk A. Montgomery
Dirk A. Montgomery
Chief Financial Officer